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                                 Exhibit 99.1







                             THE WISER OIL COMPANY
               8115 Preston Road, Suite 400, Dallas, Texas 75225
                    Phone: 214/265-0080   Fax: 214/891-9645

                                                            Page 1 of 1.

                                 NEWS RELEASE


For Immediate Release: November 20, 2000                For Further Information:
                                                                      Rick Davis
                                                        Telephone:  214/265-0080
                                                    E-mail:  rdavis@wiseroil.com

             THE WISER OIL COMPANY ANNOUNCES PAYMENT OF PREFERRED
                        DIVIDENDS AND EXTENSION OF TIME

Dallas, Texas, November 20, 2000 -- The Wiser Oil Company (NYSE: WZR) announced that its Board of Directors approved the payment of dividends on the Series C Preferred Stock for the second quarter and third quarter of 2000 totaling $368,219. The annual dividend rate on the Series C Convertible Preferred Stock is 7% and is payable in either cash or shares of Wiser's common stock. The Company has elected to pay the full dividend amount by issuing 80,944 shares of Wiser's common stock.

The Board of Directors also approved an extension of time, from November 25, 2000 to May 25, 2001, for Wiser Investment Company to purchase an additional $10 Million of Series C Convertible Preferred Stock.


Organized in 1905, Wiser is an independent energy company engaged in exploration, production and acquisition of crude oil and natural gas reserves primarily in the United States and Canada.

Some matters set forth herein are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include such factors as oil and gas prices, well completions and production levels within estimated ranges. Investors are directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

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